EXHIBIT 5.1  OPINION ON LEGALITY


                       Thomas C. Cook & Associates, Ltd.
                         4955 South Durango, Suite 214
                            Las Vegas, Nevada 89113
                             Phone:  (702) 952-8520

Admitted to practice in                      Facsimile  (702) 952-8521
Nevada and California                        www.esquireonline.com


November 18, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:   MODERNGROOVE ENTERTAINMENT, INC. REGISTRATION STATEMENT ON
      FORM S-8:  EXECUTIVE COMPENSATION AND MANAGEMENT CONSULTING
      SERVICE AGREEMENTS.

Gentlemen:

We have been requested by ModernGroove Entertainment, Inc., a Nevada corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 40,00,000 Shares (the "Shares") of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with (i) the Company's Executive Compensation and Management Consulting Service Agreements between ModernGroove Entertainment, Inc. and Mr. Zack Bair, Mr. Tim DeWitt, Mr. Walt Riddick, Mr. Frank Merhib, Mr. Stephen Doppler,
Mr. Norman Olshansky, Mr. T. J. Jesky, Mr. Brian Kitts, Mr. Paul Cugno and
Mr. Frank Carino.

We have examined the Agreement and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable.


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In connection with this opinion, we have examined the Registration
Statement, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Nevada.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

This opinion is conditioned upon the compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

Very truly yours,

/s/ Thomas C. Cook
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Thomas C. Cook and Associates, Ltd.


















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